INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

American Realty Funds Corporation

We hereby consent to the inclusion in this amendment No.3 to the Registration Statement of American Realty Funds Corporation on Form S-11/A of our report dated November 12, 2010, with respect to the financial statements of American Realty Fund, Corporation as of June 30,2010 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such prospectus forming a part of the registration statement.

/s/ McConnell & Jones, LLP

Houston, Texas

March 17, 2011

3040 Post Oak Blvd., Suite 1600
Houston, TX 77056
Phone: 713.968.1600
Fax: 713.968.1601

WWW.MCCONNELLJONES.COM